UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 26, 2016

EDWARDS LIFESCIENCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-15525	36-4316614
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

One Edwards Way, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

(949) 250-2500
Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Shares of Equity Securities.
The information disclosed under Item 8.01 below is incorporated by reference into this Item 3.02. As part of the aggregate consideration to be paid in the proposed Merger (as defined below), Edwards Lifesciences Corporation, a Delaware corporation (the “Company”), has agreed to issue shares of the Company’s common stock to the stockholders and certain other rightsholders of Valtech (as defined below) in accordance with the terms and subject to the conditions set forth in the Merger Agreement (as defined below). The number of shares to be issued will be determined at the closing of the Merger and will be based on the proportion of the consideration determined to be paid in common stock (as described below) and the volume-weighted average price of a share of the Company’s common stock on the New York Stock Exchange for the five consecutive trading day period ending two business days prior to the closing date. This issuance of shares is expected to be made in reliance on one or more of the following exemptions or exclusions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”): Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

Item 8.01	Other Events.
Merger Agreement with Valtech Cardio Ltd.

On November 26, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire Valtech Cardio Ltd., a private company incorporated under the laws of the State of Israel (“Valtech”) and developer of the Cardioband system for transcatheter repair of the mitral and tricuspid valves.

Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Zeppelin Zox Ltd., a private company incorporated under the laws of the State of Israel and a direct wholly owned subsidiary of the Company, will merge with and into Valtech, with Valtech as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”). Subject to certain adjustments and the terms and conditions of the Merger Agreement, the aggregate purchase price to be paid at the closing is $340.0 million, which will be funded through a combination of cash on hand and common stock of the Company, in such proportions as determined by the Company and as calculated pursuant to the terms of the Merger Agreement.

In addition, subject to the terms and conditions of the Merger Agreement, the Company agreed to pay up to an additional $350.0 million in contingent consideration based on achievement of certain regulatory and sales-based milestones within 10 years following closing of the Merger. The Merger Agreement also contains customary representations and warranties from the Company and Valtech. The Merger is expected to close during the first quarter of 2017, subject to customary closing conditions.

Prior to the closing of the Merger, Valtech will spin off its early-stage transseptal mitral valve replacement technology program (the “Mitraltech Program”). Concurrently with the closing of the Merger, the Company will enter into an Option Agreement (the “Option Agreement”) pursuant to which the Company will have an option to purchase the Mitraltech Program (the “Option”). As consideration for the Option, and subject to the terms and conditions of the Option Agreement, the Company will make available a credit facility of up to $18.0 million to the Mitraltech Program, subject to increase if extended. The Option Agreement, also subject to extension as set forth therein, will provide that the Company may exercise its option to purchase the Mitraltech Program within two years of the closing of the Merger for $200.0 million plus up to $50.0 million in contingent consideration, each payable in a combination of cash on hand and common stock of the Company.

New Share Repurchase Authorization

On November 28, 2016, the Company announced that its Board of Directors authorized a new share repurchase program to acquire up to an additional $1.0 billion of the Company’s outstanding shares of common stock. The Company also has $277.0 million remaining of its current $750.0 million share repurchase program, which was authorized in July 2014. This authorization enables the Company to repurchase shares to offset the dilution of the Valtech transaction, and continue executing its share repurchase strategies. The Company may repurchase shares in the open market or in privately negotiated transactions. The timing and extent of any repurchase will depend upon market conditions, corporate requirements and other factors.

On November 28, 2016, the Company issued a press release announcing the entry into the Merger Agreement and the authorization of the new share repurchase program. A copy of the press release is furnished as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

99.1	Press Release dated November 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EDWARDS LIFESCIENCES CORPORATION

Date: November 28, 2016	By:	/s/ Scott B. Ullem
Scott B. Ullem
Corporate Vice President, Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated November 28, 2016